Exhibit 99.1

Imperial appoints senior vice-president, finance & administration & controller

•	B.A. Babcock to succeed P.J. Masschelin effective September 1, 2015
•	P.J. Masschelin appointed general auditor, internal audit, Exxon Mobil Corporation

Calgary, August 6, 2015 — Imperial announced today the appointment of B.A. (Beverley) Babcock as senior vice-president, finance & administration & controller, effective September 1, 2015.

Ms. Babcock, currently vice-president corporate financial services, Exxon Mobil Corporation, succeeds P.J. (Paul) Masschelin, who has been appointed general auditor, internal audit, for Exxon Mobil Corporation.

A chartered accountant, Ms. Babcock joined Imperial in 1987 after working in public accounting for Clarkson Gordon for several years. She progressed through various assignments, including downstream and upstream accounting and internal audit.

In 1998, Ms. Babcock assumed a role with ExxonMobil in Houston, Texas and subsequently held a number of corporate, accounting and treasurers positions with the company. Ms. Babcock relocated to London, England, in 2002 to become the manager of upstream operations accounting for two years before returning to Exxon Mobil Corporation in Irving, Texas, for roles as investor relations manager and assistant controller.

In 2013, Ms. Babcock became vice-president, corporate financial services, Exxon Mobil Corporation. She is currently responsible for the corporations’ global financial accounting and services activities, including activities performed in several business service centres in Buenos Aires, Argentina; Curitiba, Brazil; Budapest, Hungary; Shanghai, China; and Bangkok, Thailand.

Ms. Babcock holds a Bachelor of Arts from Queen’s University and a Masters of Business Administration in finance/accounting from McMaster University. She is a Chartered Professional Accountant of Canada and a member of the Institute of Chartered Accountants of Ontario.

FOR MORE INFORMATION, CONTACT:

Belinda de Wolde – 587-476-7010

Public and Government Affairs

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil and natural gas, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.